                                                                    EXHIBIT 10.2

                               PURCHASE AGREEMENT


              This Purchase Agreement (this "Agreement"), dated as of the 25th day of May, 2001, is entered into by and among Orbital Sciences Corporation, a Delaware corporation ("Orbital"), Orbital Navigation Corporation, a Delaware corporation ("OrbNav"), and Thales North America, Inc., a Delaware corporation (collectively, with its successors, transferees, and assigns, the "Purchaser"). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Section 11 hereof.

              WHEREAS, Orbital owns all of the outstanding capital stock of OrbNav.

              WHEREAS, OrbNav owns a 60% interest (the "Membership Interest") in Navigation Solutions L.L.C., a Delaware limited liability company (the "Company").

              WHEREAS, the Company is a joint venture formed by OrbNav and The Hertz Corporation ("Hertz") to install in the Hertz rental vehicle fleet certain in-vehicle driver information systems and products specifically designed for the automotive market that provide route guidance, emergency services, tracking, road and traffic infrastructure information and other location-based information, including but not limited to the NeverLost(TM) automotive navigation product (collectively, the "DIS Products").

              WHEREAS, the DIS Products to be installed in the Hertz fleet are designed, developed and supplied by Magellan Corporation, a Delaware corporation ("Magellan").

              WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 25, 2001 (the "Merger Agreement") by and among the Purchaser, Thomson-CSF Electronics Inc., Magellan and Orbital, Thomson-CSF Electronics Inc. will be merged with and into Magellan (the "Merger") on the terms and conditions set forth in the Merger Agreement.

              WHEREAS, it is a condition to the obligations of the Purchaser and Thomson-CSF Electronics Inc. under the Merger Agreement that the Purchaser acquire OrbNav's Membership Interest in the Company (the "Purchase") simultaneously with the closing thereunder.

              WHEREAS, Purchaser desires to acquire from OrbNav, and OrbNav desires to sell to Purchaser, the Membership Interest on the terms and under the conditions specified herein.

              NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

SECTION 1.    AUTHORIZATION; PURCHASE AND SALE OF THE MEMBERSHIP INTEREST.

              1.1    AUTHORIZATION.

              Before the Closing (as defined below in Section 1.3), OrbNav shall have authorized the sale of the Membership Interest to be sold at the Closing.

       1.2    SALE OF THE MEMBERSHIP INTEREST.

              At the Closing (as defined below in Section 1.3) and subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase the Membership Interest for an aggregate price equal to $26,500,000.00.

       1.3    CLOSING.

              The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place after satisfaction or waiver of all conditions precedent to the obligations of the parties under this Agreement at a date and time contemporaneous with the date and time scheduled for the closing to be held under the Merger Agreement (the "Closing Date"). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C. 20004, or at such other place as the parties shall mutually agree.

       1.4    WITHHOLDING RIGHTS.

              The Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to OrbNav such amounts as it is required by Regulations to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to OrbNav.

       1.5    AMENDMENT TO OPERATING AGREEMENT.

              The Company's Limited Liability Agreement dated as of June 16, 1999 ("Operating Agreement") shall be amended as of the date of the Closing, substantially in the form of Exhibit A attached hereto.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF ORBITAL AND ORBNAV.

              Except as set forth on Schedules 2.1 through 2.7, Orbital and OrbNav jointly and severally represent and warrant to the Purchaser as follows:

       2.1    ORGANIZATION AND STANDING.

              (a) OrbNav is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. OrbNav has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, and operate its Assets.

              (b) Orbital is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Orbital has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, and operate its Assets.

       2.2    AUTHORIZATION; BINDING OBLIGATION.

              Each of Orbital and OrbNav has all necessary corporate power and authority to enter into and to deliver this Agreement and has taken or will take prior to the Closing all action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Orbital and OrbNav of this Agreement and the performance by each of its respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by each of their respective Boards of Directors. This Agreement, has been duly executed and delivered by each of Orbital and OrbNav and constitutes a legal, valid and binding obligation of each of Orbital and OrbNav enforceable against each of them in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

       2.3    NO CONSENTS.

              Except for (a) applicable requirements of any antitrust Laws, including those of foreign jurisdictions, and filings and notices under the Exon-Florio Provision and FOCI related rules and regulations, (b) applicable requirements of federal and state securities laws and (c) as set forth on
Schedule 2.3, no notices to, declarations, filings or registrations with, approvals, authorizations, permissions or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Orbital or OrbNav in connection with the execution, delivery or performance of this Agreement or the consummation of the Purchase.

       2.4    NON-CONTRAVENTION.

              None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Orbital or OrbNav with any of the provisions hereof, will (a) violate or conflict with any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Orbital or OrbNav; (b) violate, conflict with or result in a breach of, or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of the material Assets of Orbital or OrbNav under, any material Contract or other arrangement to which Orbital or OrbNav is a party or by which Orbital or OrbNav is bound, or to which any of Orbital's or OrbNav's material Assets are subject, (c) violate in any material respect any applicable material Law, Regulation or Court Order or (d) impose any material Encumbrance or any Assets of either Orbital or OrbNav or their respective Businesses.

       2.5    LITIGATION.

              There is no Action pending or, to the knowledge of Orbital or OrbNav, threatened or anticipated against, relating to or affecting Orbital or OrbNav, either of their material Assets or any of their officers or directors as such, (i) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, (ii) with respect to which there is a reasonable likelihood of a determination which would prevent Orbital or OrbNav from consummating the transactions contemplated hereby, (iii) with respect to which there is a reasonable likelihood of a determination which would have a Company Material Adverse Effect or result in a Company Material Adverse Change.

       2.6    OWNERSHIP OF MEMBERSHIP INTEREST.

              OrbNav owns the Membership Interest free and clear of any Encumbrances and is subject to no restriction with respect to voting or transfer thereof, other than as set forth in the Company's Operating Agreement, which restrictions will be cleared prior to the Closing.

       2.7    FULL DISCLOSURE.

              No representation or warranty of Orbital or OrbNav contained in this Agreement and no exhibit or schedule hereto furnished by or on behalf of Orbital or OrbNav pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits (when taken as a whole with all other representations and warranties of Orbital or OrbNav in this Agreement) to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which such statements are made, not false or misleading.

SECTION 3. ORBITAL'S AND ORBNAV'S REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

              Except as set forth on Schedules 3.1 through 3.28, Orbital and OrbNav jointly and severally, for itself and on behalf of the Company, represent and warrant to the Purchaser as follows:

       3.1    ORGANIZATION OF THE COMPANY.

              The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, and operate its Assets. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its Business or the ownership or leasing of its properties, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign limited liability company is set forth in Schedule 3.1.

       3.2    CAPITALIZATION OF THE COMPANY.

              OrbNav owns a 60% Membership Interest in the Company, and Hertz owns the remaining 40% membership interest in the Company. No other party has any ownership interest in the Company or any right to share in the Company's profits or receive any distributions from the Company, or to vote or participate in the Company's affairs or any other rights to any benefits afforded to OrbNav and Hertz in the Operating Agreement.

              Except pursuant to this Agreement, there is outstanding no vote, plan or pending proposal for the sale or other transfer of (i) the 60% Membership Interest in the Company owned by OrbNav or (ii) to the knowledge of Orbital, OrbNav or the Company, any other membership interest in the Company.

       3.3    OFFICERS AND MANAGERS.

              Schedule 3.3 contains a list of all of the officers and managers of the Company as of the date hereof.

       3.4    BANK ACCOUNTS.

              Schedule 3.4 contains a list of all bank accounts, safe deposit boxes, and related powers of attorney of the Company, and persons authorized to draw thereon or have access thereto. The Company has no any outstanding powers of attorney except as contemplated above.

       3.5    NO SUBSIDIARIES, ETC.

              The Company does not own or hold any equity interest of any kind in any other business entity.

       3.6    ABSENCE OF CERTAIN CHANGES OR EVENTS.

              Since December 31, 2000 there has not been any:

              (a)    Company Material Adverse Change;

              (b) failure by the Company to operate its Business in the ordinary course or failure to use commercially reasonable efforts to preserve such Business intact and to preserve the continued services of the independent contractors of the Company and the goodwill of suppliers, customers and others having business relations with the Company;

              (c) employment, resignation or termination of any officer of the Company or key employee, or any increase in the rate of compensation (in excess of five percent) payable or to become payable to any officer, independent contractor, service provider or Representative of the Company, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person;

              (d) payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or Assets of the Company to, or entering into of any Contract with, any Related Party of the Company, except in the ordinary course of business consistent with past practice in accordance with the agreements listed on Schedule 3.10;

              (e) sale, assignment, license, transfer or encumbrance of any Assets of the Company, tangible or intangible, singly or in the aggregate, other than sales of products and services and licenses in the ordinary course of business and consistent with past practice;

              (f) new Material Contracts of the Company, or extensions, modifications, terminations or renewals thereof, except for such Contracts entered into, modified or terminated in the ordinary course of business or entered into, modified or terminated in connection with the transactions contemplated hereby;

              (g) actual or written threat of termination of any material customer account or group of accounts or actual or written threat of material reduction in purchases or royalties payable by any such customer or, to the knowledge of Orbital or OrbNav, the occurrence of any event that is likely to result in any such termination or reduction;

              (h) devaluation, disposition or lapsing of any Proprietary Rights of the Company, in whole or in part, or, to the knowledge of Orbital, OrbNav or the Company, any disclosure of any trade secret, process or know-how to any Person not an employee of the Company, OrbNav, Orbital or any of their Affiliates, except pursuant to agreements contained on Schedule 3.10;

              (i)    change in accounting methods or practices by the Company;

              (j) revaluation by the Company of any of its Assets, including writing off notes or accounts receivable other than for which reserves have been established;

              (k) damage, destruction or loss (whether or not covered by insurance) that would likely have a Company Material Adverse Effect;

              (l) declaration, setting aside or payment of any distribution in respect of any membership or economic interest in the Company, except as approved by the Company's Board of Managers in the ordinary course of business and consistent with past practice;

              (m) issuance or transfer of any membership or economic interest in the Company, or acceptance of any capital contribution from any third party;

              (n) amendment of the Company's Operating Agreement (other than pursuant to the Amendment in accordance with Section 1.6 hereof);

              (o) capital expenditure or execution of any lease or any incurring of liability therefor by the Company involving payments in excess of $25,000 in the aggregate;

              (p)    failure to pay any material obligation of the Company;

              (q) cancellation of any material indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business;

              (r) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company or trade indebtedness due within 180 days, other than indebtedness that, individually is less than $10,000 or in the aggregate less than $100,000;

              (s) liability incurred by the Company except in the ordinary course of business or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

              (t) payment, discharge or satisfaction of any Liabilities of the Company, other than the payment, discharge or satisfaction in the ordinary course of business of (i) Liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business since December 31, 2000 and (ii) other Liabilities of the Company involving $25,000 or less in the aggregate;

              (u) acquisition by the Company of any equity interest in any other Person; or

              (v)    agreement by the Company to do any of the foregoing.

       3.7    TITLE TO ASSETS.

              None of the Assets of the Company are subject to any Encumbrances, other than (i) mechanics' liens and other statutory Encumbrances and the lien of current Taxes not yet due and payable and (ii) possible minor Encumbrances which do not, individually or in the aggregate, in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have arisen in the ordinary course of business.

       3.8    SUFFICIENCY OF ASSETS.

              The Assets of the Company constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are required for the operation of its Business as currently conducted.

       3.9    FIXTURES AND EQUIPMENT.

              Schedule 3.9 contains accurate lists and summary descriptions of all material Fixtures and Equipment of the Company. All material tangible assets and properties of the Company are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of business.

       3.10   CONTRACTS.

              (a) Disclosure. Schedule 3.10 sets forth a complete and accurate list of all Contracts of the Company of the following categories that are currently enforceable with respect to any provision thereof (such contracts being the "Material Contracts"):

                     (i) Contracts not made in the ordinary course of business which are material to the Company;

                     (ii)   Manufacturing or joint development agreements;

                     (iii) License agreements or royalty agreements, whether the Company is the licensor or licensee thereunder (other than software licenses available to and used by businesses generally);

                     (iv) Confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder);

                     (v) Customer orders or sales Contracts under which the customer is to make a payment after March 31, 2001 of $75,000 or more;

                     (vi) Original equipment manufacturer agreements or distributor agreements;

                     (vii)  Research agreements;

                     (viii)  Output or requirement agreements;

                     (ix) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $50,000 after the date hereof;

                     (x) Contracts or commitments relating to commission arrangements with others;

                     (xi) Employment Contracts, including contracts (A) to employ or terminate Employees or former Employees, other than standard at-will employment letters, a form of which has been provided to the Purchaser or (B) that reasonably could be expected to provide for the payment after the date hereof, by the Company of any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                     (xii) Material indemnification agreements wherein the Company is the indemnitor entered into with its officers, managers, lessors, purchasers, licensees or licensors or otherwise (other than indemnification provided in any standard form purchase or license agreement);

                     (xiii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating individually to an obligation to pay money in excess of $25,000, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products, obligations to pay vendors in the ordinary course of business and obligations to Magellan for accrued salary, vacation, benefits or for reimbursable expenses);

                     (xiv) Contracts containing covenants limiting the freedom of the Company or any officer, manager, employee or Affiliate of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to its Business or the Business of the Purchaser;

                     (xv) Any material Contract with the federal, state or local government or any agency or department thereof (excluding purchase orders for off-the-shelf products);

                     (xvi) Any Contract with a Related Party of the Company, including OrbNav, Orbital or any Affiliate of Orbital or OrbNav; and

                     (xvii) Leases of real or personal property individually obligating the Company to pay in excess of $50,000.

True, correct and complete copies of all of the Contracts listed on Schedule 3.10, including all amendments and supplements thereto, have been, or will have been prior to the Closing, made available to the Purchaser.

              (b) Absence of Defaults. All Material Contracts of the Company are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of Orbital, OrbNav or the Company, threatened) Default or dispute. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To the knowledge of Orbital, OrbNav and the Company, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder, and no written notice of any claim of Default has been given to the Company. The Company has no reason to believe that the products and services called for by any unfinished Contracts cannot be supplied in accordance with the terms of such Contract, including time specifications.

              (c) Product Warranty. To the best knowledge of Orbital, OrbNav and the Company, the Company has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Company, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date other than as set forth in the Company Financial Statements or as may have occurred in the ordinary course of business.

              (d) Real Property Matters. The Company does not own any real property.

       3.11   NO CONFLICT OR VIOLATION; CONSENTS.

              None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Orbital, OrbNav or the Company with any of the provisions hereof, will (a) violate or conflict with any provision of the Company's Operating Agreement, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its material Assets under, any Material Contract, (c) violate in any material respect any applicable material Law, Regulation or Court Order or (d) impose any material Encumbrance on any Assets of the Company or its Business. Except for (i) the consent of Hertz, and (ii) applicable requirements of any antitrust Laws, including those of foreign jurisdictions, and filings and notices under the Exon-Florio Provision and FOCI related rules and regulations, no notices to, declarations, filings or registrations with, approvals, authorizations, permissions or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       3.12   PERMITS.

              Schedule 3.12 sets forth a complete list of all material Permits of the Company. The Company has, and at all times has had, all material Permits required under any applicable Regulation in the operation of its Business or in the ownership of its Assets, and own or possess such Permits free and clear of all Encumbrances. The Company is not in default nor has the Company received any notice of any claim of default, with respect to any such material Permit. Except as otherwise governed by law, all such material Permits are renewable by their terms or in the ordinary course of business, and except as set forth on Schedule 3.12, will not be adversely affected by the completion of the transactions contemplated by this Agreement.

       3.13   FINANCIAL STATEMENTS; BOOKS AND RECORDS.

              (a) The audited financial statements of the Company for the years ended December 31, 1999 and December 31, 2000 (the "Company Financial Statements"), copies of which are included in Schedule 3.13, are complete and accurate in all material respects, are in accordance with the Books and Records of the Company in all material respects, fairly present the Assets, Liabilities and financial condition and results of operations of the Company indicated thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

              (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP and to maintain accountability for Assets, (iii) access to Assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

              (c) The Books and Records of the Company, in reasonable detail, accurately and fairly reflect the activities of the Company and its Business in all material respects and have been provided or made available to Purchaser for its inspection.

              (d) The Company has not engaged in any transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records of the Company.

              (e) Exhibit B (Members, Capital Contributions, and Percentage Interests) to the Operating Agreement and the minute books of the Company heretofore made available to the Purchaser or its Representatives are complete in all material respects and reflect all material actions and proceedings of its members and managers and all committees thereof, all issuances, transfers and redemptions of membership or economic interests in the Company and contain true, correct and complete copies of the Company's Certificate of Formation and Operating Agreement and all amendments thereto through the date hereof.

       3.14   LIABILITIES.

              The Company has no material Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected or disclosed and properly reserved against in the Company Financial Statements,
(ii) Liabilities incurred in the ordinary course of business since December 31, 2000 and (iii) Liabilities arising under the Contracts of the Company (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) and which have arisen or been incurred in the ordinary course of business.

       3.15   LITIGATION.

              There is no Action pending or, to the knowledge of Orbital, OrbNav or the Company, threatened or anticipated against, relating to or affecting the Company, any of its material Assets or any of its officers and managers as such, including, without limitation, that which (i) seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, (ii) with respect to which there is a reasonable likelihood of a determination, would prevent the Company from consummating the transactions contemplated hereby or (iii) if adversely determined against the Company, its directors or managers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $100,000. Except for matters which are applicable to or affect all companies engaged in a business comparable or similar to the Business of the Company, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, its Business or any of its Assets. Schedule 3.15 contains a complete and accurate description of all material Actions since the Company's formation to which the Company has been or is a party or which related or relates to any of its Assets or officers or managers as such, resulting in or likely to result in the payment to or by the Company of an amount greater than $50,000, other than Actions brought by the Company for collection of monies owed in the ordinary course of business.

       3.16   LABOR AND EMPLOYMENT MATTERS.

              The Company has never employed any Employees nor retained the services of any independent contractor and is not a party to any labor agreement with any labor organization, group or association. The Company has never sponsored, administered, maintained, participated in, contributed to or incurred any liability under any Benefit Plan. The Company is not liable for, has not incurred and is not expected to incur any liability related to any Benefit Plan of any ERISA Affiliate. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the activities of the Company.

       3.17   TRANSACTIONS WITH RELATED PARTIES.

              Except for (i) compensation arrangements in the ordinary course of business, (ii) transactions with OrbNav, Orbital or their Affiliates in the ordinary course of business, as disclosed on Schedule 3.17, (iii) transactions for amounts less than $25,000, or (iv) the performance of agreements and arrangements described in Schedule 3.10 hereof to the knowledge of Orbital, OrbNav or the Company, no Related Party of the Company has (a) borrowed or loaned money or other property to the Company which has not been repaid or returned, (b) made any currently enforceable contractual or other claims, express or implied, of any kind whatsoever against the Company or (c) has or, since the Company's formation in July 1999, had any interest in any property currently used by the Company that is material to the conduct of its Business.

       3.18   COMPLIANCE WITH LAW.

              The Company has conducted its Business in compliance in all material respects with all applicable material Laws, Regulations and Court Orders. The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance in all material respects with any Laws, Regulations or Court Orders, and none of Orbital, OrbNav or the Company has any knowledge of any existing circumstances that are likely to result in any material violation of any of the foregoing.

       3.19   TAX MATTERS.

              (a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by it and such Tax Returns filed (including any amendments thereof) are correct and complete in all material respects. Except as specified in Schedule 3.19, the Company has not requested any extension of time within which to file Tax Returns in respect of any Taxes. No claim has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns, nor has Tax Returns filed on its behalf, that it is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. Schedule 3.19 lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1999. The Company has delivered to the Purchaser complete, correct and accurate copies of its respective foreign, federal, state and local Tax Returns (including any amendments thereof), examination reports and statements of deficiencies assessed against or agreed to by the Company for the years ended December 31, 1999 and December 31, 2000.

              (b) Payment of Taxes. All Taxes due and payable on all filed Tax Returns with respect to the Company have been paid in full or adequate reserves on the books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party. The unpaid Taxes for all Pre-Closing Tax Periods of the Company did not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on its behalf, its Tax Returns.

              (c) Audits, Investigations or Claims. No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing or other governmental authority. No director or officer (or Employee responsible for Tax matters) of Orbital or the Company, nor to the best knowledge of Orbital and the Company, the Tax Matters Partner, expects any taxing authority to assess any additional Taxes with respect to the Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the directors and officers (and Employees responsible for Tax matters) of Orbital or the Company, and to the best knowledge of Orbital and the Company, the Tax Matters Partner, has knowledge based upon personal contact with any agent of such taxing authority. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. No issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed or are currently ongoing where indicated for the periods set forth on Schedule 3.19 and, except as set forth in such Schedule, neither

Orbital nor the Company nor to the best knowledge of Orbital and the Company, the Tax Matters Partner, has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company and the Company has not waived any statute of limitations in respect of Taxes.

              (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any Assets of the Company.

              (e) Tax Elections. All elections with respect to Taxes affecting the Company as of the date hereof are set forth on the Company's latest Tax Returns. The Company (i) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, or is required, to treat any Asset as owned by another Person, pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) does not own any Assets that secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; (iv) has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; (v) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (vi) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

              (g) Partnerships. The Company is treated as a partnership for Tax purposes. The Company has not, at anytime prior to the Closing Date, filed an election under Treas. Reg. Section 301.7701-3 to be classified as a corporation for federal income tax purposes. The Company is not a successor to any other Person by way of merger, reorganization or similar transaction.

              (h) Transfer Pricing Agreements. The Company has not entered into transfer pricing agreements or other like agreements with respect to any foreign jurisdiction.

              (i) International Boycott. The Company has not participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

              (j) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity agreements) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any liability thereunder for amounts due by the Company in respect of periods prior to or after the Closing Date.

       3.20 INSURANCE. Schedule 3.20 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, including the extended reporting period, expiration dates, annual premiums, deductibles, a general description of the type of coverage provided, including whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby and any pending claims or damages thereunder) of which the Company is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Regulations and all material Contracts of the Company, (ii) covering all reasonably foreseeable damage to and Liabilities or contingencies relating to the conduct by the Company (or its directors and officers) of its Business and (iii) providing replacement cost insurance coverage for all Fixtures and Equipment of the Company and all their leasehold improvements. The Company is not in default under any of such policies or binders, nor has it failed to give any notice or to present any claim, including potential claims, damages and/or losses, under any such policy or binder in a due and timely fashion. There are no facts known to Orbital, OrbNav or the Company upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing.

       3.21 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. To the knowledge of Orbital, OrbNav and the Company, there are no claims against the Company to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under a written agreement that such merchandise would be returnable, other than in the ordinary course of business. No outstanding non-cancellable (without penalty) purchase or outstanding lease commitment of the Company presently is in excess of the normal, ordinary and usual requirements of its Business.

       3.22 PAYMENTS. To the knowledge of Orbital, OrbNav and the Company, neither the Company nor any of its Representatives acting on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which Orbital, OrbNav or the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. To the knowledge of Orbital, OrbNav and the Company, none of the Company or any of its Representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

       3.23 CUSTOMERS AND SUPPLIERS. Schedule 3.23 sets forth a complete and accurate list of the names and addresses of (i) the ten customers who purchased from the Company the greatest dollar volume of products during the Company's last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year; and (ii) suppliers with sales to the Company greater than $100,000 during the period commencing on January 1, 2000 and ending on March 31, 2001, showing the approximate total purchases in dollars by the Company from each such supplier during such period. Since December 31, 2000, there has been no adverse change in any material respect in the business relationship of the Company with any customer or supplier named on Schedule
3.23. The Company has not received any written communication from any customer or supplier named on such Schedule 3.23 of any intention to return, terminate or materially reduce purchases from or supplies to the Company.

       3.24 INTELLECTUAL PROPERTY. Each item of Company Proprietary Property which is (i) a registered patent or pending application therefor; (ii) a registered trademark, service mark or domain name or pending application therefor, or constitutes a trade dress, logo, trade name or corporate name;
(iii) a registered copyright or mask work or pending application therefor; (iv) licensed or sublicensed or is subject to an agreement or permission to use to or from a third party (other than licenses and hardware, in each case on terms and conditions available to and used by businesses generally) is set forth on
Schedule 3.24. Except as noted and set forth on Schedule 3.24:

              (a) the Company either (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances) all Company Proprietary Property (including but not limited to the Proprietary Rights set forth on Schedule 3.24), or (ii) to its knowledge, has rights to the use and, as necessary, distribute all Company Proprietary Property pursuant to license, sublicense or other Contract (and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof);

              (b) the Company has an agreement requiring each applicant, inventor, or author of any Company Proprietary Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership including all right, title and interest in and to (including any moral rights) to the Company of the application and of the registration once it issues;

              (c) to the Company's knowledge, all Company Proprietary Property which are registrations, including, but not limited to, all issued patents, trademarks, service marks, copyrights and mask works, are valid and subsisting and in full force and effect;

              (d) no claims have been asserted or threatened by any person, nor is the Company aware of any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Company Proprietary Property;

              (e) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Proprietary Property, and no employee or former employee of the Company, has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Proprietary Property;

              (f) to its knowledge, the Company has not infringed on, interfered with, misappropriated or otherwise come in conflict with, and the continued operation of the business of the Company as currently conducted and as currently contemplated to be conducted, will not infringe on, interfere with, misappropriate or otherwise come into conflict with, any Proprietary Right of any other Person, and no such claim, complaint, charge, demand or notice has been asserted or has been threatened by any person (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party) nor is the Company aware of any basis for any claims therefor;

              (g) the Company has not granted any licenses (implied or express) to or other rights in Company Proprietary Property to any Person(including, without limitation, governmental entities, but excluding the Company's standard agreements with its end-user customers for the Company's products and services);

              (h) to the Company's knowledge, the Company Proprietary Property are all the Proprietary Rights that are necessary for the ownership, and unencumbered maintenance and operation of the properties, assets, and business of the Company as currently conducted or currently contemplated to be conducted;

              (i) the execution, delivery and performance by the Company of this Agreement and associated documents and the consummation of the transactions contemplated hereby and thereby will not alter, impair, diminish or result in the loss of any rights or interests of the Company in any Company Proprietary Property and all such Company Proprietary Property will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing;

              (j) to its knowledge, the Company has taken all necessary action to maintain and protect each item of Company Proprietary Property;

              (k) to its knowledge, the Company has the right to use all of the Company Proprietary Property in all jurisdictions in which the Company has conducted, conducts, and currently contemplates conducting its business;

              (l) the Company has not entered into any Contract to indemnify any other person for or against any charge of infringement or misappropriation of, or interference or conflict with respect to, any of the Company Proprietary Property; and

              (m) there are no Company Contracts in effect with third parties for the conversion, modifications or enhancements of computer software.

       3.25   ENVIRONMENTAL MATTERS.

              (a) Definition. The "Company" for purposes of this Section 3.25 includes (A) all partnerships, joint ventures and other entities or organizations in which the Company was at any time or is a partner, joint venturer, member or participant and (B) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded.

              (b) The Company is and always has been in compliance with all applicable Environmental Laws, has obtained, and is and always has been in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and has made all appropriate filings for issuance or renewal of such Environmental Permits.

              (c) Notice of Violation. The Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by the Company of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by the Company with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. The Company has not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by the Company of any Hazardous Substances.

              (d) Environmental Conditions. To the knowledge of the Company, there are no present or past Environmental Conditions in any way relating to the Company, its Business or its Assets.

              (e) Notices, Warnings and Records. The Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Company Material Adverse Effect.

              (f) The Company has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

              (g) Orbital, OrbNav and the Company have delivered or made available to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by the Company, OrbNav or Orbital pertaining to Hazardous Substances at, on, about, under, or within any real property currently or formerly owned, leased or operated by the Company, or concerning compliance by the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws, which reports, studies, analyses, tests or monitoring are described on Schedule 3.25.

       3.26   BROKERS; TRANSACTION COSTS.

              The Company has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of the Purchaser or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company shall not otherwise be liable for any costs or expenses pertaining to any finder's fees, brokerage commission or similar payment incurred by or on behalf of the Company as a result of the consummation of the transactions contemplated hereby.

       3.27   GOVERNMENTAL CONTRACTS.

              Customers and Suppliers. The Company does not have, nor does it expect to have prior to Closing, any Contract with the United States Government. For the purposes of this

Section 3.28, the term "United States Government" includes all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations. The Company is not in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulations ("FAR"), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et. seq), and agency export regulations) governing any Contract, subcontract, bid, proposal, quote, arrangement or transaction of any kind with the United States Government.

       3.28 DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES. Neither Orbital nor OrbNav is making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

              Except as set forth on the Schedules 4.1 through 4.11, as applicable, the Purchaser represents and warrants to Orbital and OrbNav as follows:

       4.1    ORGANIZATION AND STANDING.

              The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, its Assets.

       4.2    AUTHORIZATION.

              The Purchaser has all necessary corporate power and authority to enter into and to deliver this Agreement and has taken or will take prior to the Closing all action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

       4.3    OFFICERS AND DIRECTORS.

              Schedule 4.3 contains a list of the officers and directors of the Purchaser as of the date hereof.

       4.4    NON-CONTRAVENTION.

              None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) violate or conflict with any provision of the governing documents of the Purchaser; (b) violate, conflict with or result in a breach of, or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective Assets under, any material Contract or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of their respective material Assets are subject, (c) violate in any material respect any applicable material Law, Regulation or Court Order or (d) impose any material Encumbrance on any of the material Assets of the Purchaser or its Business.

       4.5    NO CONSENTS.

              Except for (i) applicable requirements of any antitrust Laws, including those of foreign jurisdictions, and filings and notices under the Exon-Florio Provision and FOCI related rules and regulations and (ii) as set forth on Schedule 4.5, no notices to, declarations, filings or registrations with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by the Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       4.6    FINANCING.

              The Purchaser will have on the Closing Date sufficient cash and other resources to perform its obligations hereunder.

       4.7    INVESTMENT INTENT.

              The Purchaser is purchasing the Membership Interest for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. The Purchaser understands that its acquisition of the Membership Interest has not been, and will not be, registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.

       4.8    REGISTRATION OR EXEMPTION REQUIREMENTS.

              The Purchaser further acknowledges and understands that the Membership Interest may be required to be held indefinitely and that the Membership Interest may not be resold or otherwise transferred except in a transaction registered under the Securities Act or where an exemption from such registration is available.

       4.9    NO MATERIAL IMPAIRMENT.

              As of the date hereof, there has not been any event, occurrence or development, including any Court Order, which would prohibit or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

       4.10   BROKERS AND FINDERS.

              The Purchaser has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Purchaser to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

       4.11   LITIGATION.

              There is no Action pending or, to the knowledge of the Purchaser, threatened or anticipated against, relating to or affecting the Purchaser, its material Assets or any of its officers and directors as such, (i) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or
(ii) with respect to which there is a reasonable likelihood of a determination which would prevent the Purchaser from consummating the transactions contemplated hereby.

       4.12   DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES.

              The Purchaser is not making any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

SECTION 5.     ACTIONS PRIOR TO THE CLOSING.

              Each of Orbital and OrbNav, for itself and on behalf of the Company, and the Purchaser covenant as follows for the period from the date hereof through the Closing:

       5.1    CONDUCT OF BUSINESS OF THE COMPANY.

              From the date hereof through the Closing, Orbital and OrbNav shall use their commercially reasonable efforts to cause the Company to (i) operate its Business in the ordinary course of business and in accordance with past practice and (ii) refrain from taking any action inconsistent with this Agreement or the Ancillary Agreements to which either is a party, except as contemplated by this Agreement or as consented to by the Purchaser in writing. Without limiting the generality of the foregoing, from the date hereof through the Closing, Orbital and OrbNav shall not permit the Company to, except as specifically contemplated by this Agreement (including Schedule 5.1) or as consented to in writing by the Purchaser:

              (a) incur any indebtedness for borrowed money (other than under existing credit lines and credit facilities), or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

              (b) permit any transfer of any membership or economic interest in the Company or admit any new or substitute member;

              (c) declare, make or incur any obligation to make any distribution;

              (d) make any change to its Operating Agreement (other than pursuant to the Amendment to be filed in accordance with Section 1.6 hereof);

              (e) mortgage, pledge or otherwise encumber any of its Assets or sell, transfer, license or otherwise dispose of any of its Assets, except for sales of products and services and standard customer non-exclusive licenses, in each case in the ordinary course of business and consistent with past practice;

              (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

              (g) make any investment of a capital nature in any Person either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or Assets of any other Person, except capital expenditures in the ordinary course of business and consistent with past practice;

              (h) terminate any Material Contract or make any change in any Material Contract, except in the ordinary course of business and consistent with past practice;

              (i) (A) enter into or amend any Employment Contract (other than at-will employment arrangements in the ordinary course of business), (B) pay or agree to pay any compensation to or for any Employee, officer or manager other than in the ordinary course of business (except pursuant to Contracts entered into prior to the date hereof and disclosed in Schedule 3.10), (C) pay or agree to pay any bonus, incentive compensation, service award or other like benefit or pursuant to Contracts entered into prior to the date hereof and disclosed in
Schedule 3.10 the date hereof and disclosed hereunder or (D) establish any employee benefit plan;

              (j) enter into or modify any Contract with any Related Party thereof;

              (k) enter into any Contract with a value in excess of $100,000 unless the same is terminable by such Person on no more than 30 days' written notice without penalty or payment or is entered into in the ordinary course of business consistent with past practice;

              (l) make any change in any method of accounting or accounting practice other than as required by any change in Law or Regulation;

               (m) fail to use its commercially reasonable efforts to (i) maintain existing relationships with suppliers and customers and others having business dealings with such Person, and (ii) otherwise preserve the goodwill of its Business;

              (n) cancel, materially amend or fail to renew any material insurance policy;

              (o) fail to pay or otherwise satisfy its monetary commitments as they become due, except such as are being contested in good faith;

              (p) except as provided in Schedule 5.1(p), make or change any election with respect to Taxes, file an election to be classified as a corporation for federal income tax purposes under Treas. Reg. Section 301.7701-3, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any action or fail to take any action that would have a Company Material Adverse Effect on the Tax liability of the Company;

              (q) enter into or amend any partnership arrangements, joint ventures, joint development agreements or similar strategic alliances;

              (r) transfer or license to any Person or otherwise extend, amend or modify any rights to the Proprietary Rights of the Company or enter into grants to future patent rights, other than in the ordinary course of business;

              (s) make any grant of exclusive rights to any third party, except in the ordinary course of business;

              (t) settle any claims or litigation with respect to items listed on the Schedules 2.5 and 3.15;

              (u) do any other act which would cause any representation or warranty of Orbital or OrbNav in this Agreement to be or become untrue in any material respect; or

              (v) take or agree in writing or otherwise to take any of the actions described in this Section 5.1.

       5.2    INVESTIGATION.

              From the date hereof through the Closing, Orbital and OrbNav shall, and shall cause the Company to (i) afford the Purchaser and its Representatives complete access at all reasonable times upon reasonable notice to the Company's Business and Assets and Liabilities for the purpose of inspecting the same to its officers, managers and Representatives, properties, Books and Records and Contracts, (ii) make copies or extracts from such Books and Records and Contracts and (iii) furnish the Purchaser and its Representatives all financial, operating and other data and information as such Persons may reasonably request, provided, however, that in the event this Agreement is terminated, pursuant to Section 10.1 hereof, such copies shall be returned to the Company within three Business Days of the date of such termination.

       5.3    NOTIFICATION OF CERTAIN MATTERS.

              Each party shall give prompt notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Orbital and OrbNav shall promptly notify the Purchaser of the threat or commencement of any Action, or any development that occurs before the Closing that would reasonably be expected to result in a Company Material Adverse Effect or that could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement.

       5.4    RESTRICTIONS ON CERTAIN TRANSACTIONS.

              Orbital, OrbNav and the Company shall not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of any membership or economic interest in the Company, the merger of the Company with, or the direct or indirect disposition of a significant amount of its Assets or the Business to, any Person, or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction.

       5.5    APPROVAL OF HERTZ.

              Orbital and OrbNav shall obtain the written consent of Hertz to this Agreement and the transactions contemplated hereby including, without limitation, the sale of the Membership Interest, the admission of Purchaser as a substitute member to the Company, and the release of the guarantee by Orbital of the obligations of OrbNav under Section 9.20 of the Operating Agreement (the "Orbital Guarantee"). Purchaser agrees to provide Hertz all information and take all other action which Hertz may reasonably require in connection with Hertz's evaluation of the transactions contemplated hereby including, without limitation, all documentation and action required to be provided and taken, as the case may be, pursuant to Section 7.8 of the Operating Agreement.

       5.6    FURTHER ASSURANCES.

              Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before, at and after the Closing to (i) use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts to:

              (A) obtain any necessary Consents, including any and all governmental consents to the transaction, such as CFIUS and FOCI related filings (provided, however, that no amendment or modification shall be made to any Company Contract to obtain such Consent without the Purchaser's consent);

              (B)    obtain all necessary Permits;

              (C) give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities,

              (D) address any concerns on the part of any governmental agency or authority with jurisdiction over the enforcement of any applicable antitrust laws or national security laws or regulations regarding the legality of the Purchaser's acquisition of the Membership Interest. Such actions may, but need not, include: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of the Company, the Purchaser or any of their Affiliates, each within the sole discretion of the Purchaser;

              (E) prevent the entry in a judicial or administrative proceeding brought under any antitrust law or the Exon-Florio Provision by any Government Antitrust Authority or Government National Security Authority (such as CFIUS), respectively, or any other Person of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Membership Interest in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation;

              (F) in the event that such an injunction or order has been issued in such a proceeding, take steps, including, without limitation, the appeal thereof, or the posting of a bond, necessary to vacate, modify or suspend such injunction or order to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

              (G) take actions to avoid or eliminate each and every impediment under any antitrust law or the Exon-Florio Provision that may be asserted by any Government Antitrust Authority or Government National Security Authority, respectively, or any other Person to the consummation of the acquisition of the Membership Interest by the Purchaser in accordance with the terms of this Agreement; provided, however, that nothing in this Section shall require any party hereto to take any step or agree to any action which shall materially diminish the benefit to it of the transactions contemplated by this Agreement.

       5.7 ANTITRUST AND EXON-FLORIO PROVISION. Orbital, OrbNav and the Company shall promptly determine whether notifications under any antitrust Laws, including those of foreign jurisdictions and the Exon-Florio Provision are required and shall file as soon as practicable applicable notifications under the antitrust Laws, including those of foreign jurisdictions, and the Exon-Florio Provision in connection with the Purchase Agreement and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or other governmental authority in connection with antitrust and CFIUS for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust or Exon-Florio Provision matters, and shall cooperate with each other with respect to the foregoing. The Purchaser, Orbital, OrbNav and the Company shall give each other prior notice and consult with each other prior to any meeting with the United Stated Federal Trade Commission, Department of Justice or other governmental authority in connection with antitrust or CFIUS with respect to their respective filings under the HSR Act, any other antitrust Laws, including those of foreign jurisdictions, or the Exon-Florio Provision or any review by any of the foregoing agencies. Each of the Purchaser, Orbital, OrbNav and the Company shall take all reasonable actions necessary to cause the termination or expiration of the waiting periods under any antitrust Laws, including those of foreign jurisdictions, or the Exon-Florio Provision, as promptly as possible.

SECTION 6.    CONDITIONS TO CLOSING.

       6.1    CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

              The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the date of the Closing, of each of the following conditions precedent, any one or more of which may be waived by mutual agreement of all the parties:

              (a) Approvals; Bank Consents. All Consents from governmental authorities necessary for the valid consummation of the Merger (including the expiration or early termination of any waiting period applicable to the Merger under any antitrust Laws, including those of foreign jurisdictions, and the expiration of the period of time for any applicable review process by CFIUS under the Exon-Florio Provision or by any other agency relating to government security concerns (including the negotiation of any security agreement or other FOCI negation measures reasonably acceptable to the Purchaser that, in its reasonable discretion, are necessary to the performance of the Company's Contracts and the operation of the Business after the sale of the Membership Interest)) and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business of the Company after the Closing (including all required third party consents under the Contracts of the Company, as listed on Schedule 3.10 except individually or in the aggregate as shall not be material to the conduct of the business of the Company) shall have been obtained. CFIUS shall not have taken any action or made any recommendation to the President of the United States that has not been terminated or withdrawn to (i) block or prevent the consummation of the sale of the Membership Interest, (ii) block or prevent the performance of any of the Company's Contracts after the sale of the Membership Interest or (iii) condition the sale of the Membership Interest on the consummation of transactions, restrictions or actions that could materially diminish the value of the Membership Interest to the Purchaser.

              (b)    Release of Encumbrances.

              Morgan Guaranty Trust Company of New York, as Agent and The Northwestern Mutual Life Insurance Company shall have released any Encumbrances on the assets of the Company in their favor.

              (c) No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened and no Regulation shall have been enacted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Company or the Purchaser or their respective Assets or Businesses materially if the transactions contemplated hereby or thereby are consummated.

              (d)    Third Party Consents.

              Receipt by the parties hereto of the consent of Hertz to the sale of the Membership Interest and the release of the Orbital Guarantee, and any and all other third party consents required by this Agreement.

              (e)    Closing under the Merger Agreement.

              The closing under the Merger Agreement shall occur contemporaneously with the Closing hereunder.

       6.2    CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.

              The obligations of the Purchaser to purchase the Membership Interest as contemplated by this Agreement are subject, in the discretion of the Purchaser, to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

              (a)    Representations, Warranties and Covenants.

              The representations and warranties of Orbital and OrbNav, for itself and on behalf of the Company, contained in this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or in the case of representations and warranties made as of a particular date, as of such date), and Orbital and OrbNav shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to the Purchaser a certificate from each of Orbital and OrbNav to the foregoing effect signed by a duly authorized officer of Orbital and OrbNav, respectively.

              (b)    Material Adverse Effect.

              There shall not have been any Company Material Adverse Change.

              (c)    Closing Documents.

              The Purchaser shall have received the documents and other items described in Section 7.1 and such other documents and items as the Purchaser may reasonably require.

              (d)    Merger Agreement.

              The Merger Agreement shall be in full force and effect in accordance with its terms. Orbital and Magellan shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it thereunder. The closing under the Merger Agreement shall occur contemporaneously with the Closing hereunder.

              (e)    Tax Returns.

              Orbital and OrbNav covenant and agree with the Purchaser that until the Closing, the Company shall prepare and file all Tax Returns required to be filed and pay all required Taxes due in accordance with applicable law.

              (f)    Section 754 Election.

              The Company shall at the written request of the Purchaser make an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Assets of the Company as provided in Section 743 of the Code if such election is not currently in effect for the Company.

              (g)    Hertz Consent.

              Within five days prior to the Closing, OrbNav and Orbital shall have obtained Hertz's written (i) consent to OrbNav's sale of the Membership Interest to the Purchaser at the Closing and (ii) waiver of its right of first offer under Section 7.2 of the Operating Agreement.

       6.3    CONDITIONS TO OBLIGATIONS OF ORBITAL AND ORBNAV.

              The obligations of Orbital and OrbNav to sell the Membership Interest as contemplated by this Agreement are subject, in the discretion of Orbital or OrbNav, to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

              (a)    Representations, Warranties and Covenants.

              The representations and warranties of the Purchaser contained in this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or in the case of representations and warranties made as of a particular date, as of such date), and the Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Orbital and OrbNav a certificate from the Purchaser to the foregoing effect signed by a duly authorized officer of the Purchaser.

              (b)    Closing Documents.

              Orbital and OrbNav shall have received the documents and other items to be delivered by it pursuant to Section 7.2 of this Agreement and such other documents as Orbital and OrbNav may reasonably require.

              (c)    Merger Agreement.

              The Merger Agreement shall be in full force and effect in accordance with its terms. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it thereunder. The closing under the Merger Agreement shall occur contemporaneously with the Closing hereunder.

SECTION 7.    CLOSING.

       7.1    DELIVERIES BY ORBITAL AND ORBNAV.

              At the Closing, Orbital and OrbNav shall deliver, or shall cause the Company to deliver, to the Purchaser the following:

              (a) a copy of the written consent of Hertz to the admission of the Purchaser as a substitute member in the Company and a copy of Exhibit B to the Operating Agreement updated to reflect the admission of the Purchaser as a substitute member holding a 60% membership interest in the Company;

              (b) a copy of the resolutions of the Boards of Directors of OrbNav and Orbital, as certified as of the date of the Closing by the Secretaries of OrbNav and Orbital, respectively, as being true, correct and complete and in full force and effect, authorizing the execution, delivery and performance of this Agreement by OrbNav and Orbital, respectively, the sale and delivery of the Membership Interest, and the performance of OrbNav's and Orbital's obligations hereunder;

              (c) a certificate of Orbital and OrbNav signed by an authorized officer of each of Orbital and OrbNav certifying that the representations and warranties of Orbital and OrbNav, for itself and on behalf of the Company, made herein were true, complete and correct in all material respects as of the date of this Agreement and are true and correct as of the date of the Closing, and that each of Orbital, OrbNav, and the Company have in all material respects performed all obligations and agreements and complied with all covenants required to be performed or complied with by them on or prior to the Closing;

              (d) a certificate of corporate good standing issued by the Secretary of State of the State of Delaware for Orbital and OrbNav, each dated not more than five days prior to the Closing Date;

              (e) duly executed resignations, effective as of the Closing Date, of each officer or manager of the Company whose resignation is requested by the Purchaser prior to the Closing Date;

              (f) evidence, in form and substance reasonably satisfactory to the Purchaser, that Morgan Guaranty Trust Company of New York, as Agent, and The Northwestern Mutual Life Insurance Company shall have released any Encumbrances on the capital stock or Assets of the Company in their favor; and

              (g) such other certificates, instruments or documents as the Purchaser may reasonably request in order to effect and document the transactions contemplated hereby.

       7.2    DELIVERIES BY THE PURCHASER.

              At the Closing, the Purchaser shall deliver to the Corporation the following:

              (a) $26,500,000, in cash or by wire transfer or certified or bank cashier's check, payable to the order of OrbNav;

              (b) a copy of the resolutions of the Board of Directors of the Purchaser, as certified as of the date of the Closing by the Secretary of the Purchaser as being true, correct and complete and in full force and effect, authorizing the execution, delivery and performance of this Agreement by the Purchaser the purchase of the Membership Interest, and the performance of and the Purchaser's obligations hereunder;

              (c) a certificate of the Purchaser signed by an authorized officer of the Purchaser certifying that the representations and warranties of the Purchaser made herein were true, complete and correct in all material respects as of the date of this Agreement and are true and correct as of the date of the Closing, and that the Purchaser has in all material respects performed all obligations and agreements and complied with all covenants required to be performed or complied with by them on or prior to the Closing; and

              (d) a certificate of corporate good standing issued by the Secretary of State of the State of Delaware for the Purchaser, dated not more than five days prior to the Closing Date.

SECTION 8.    TAX MATTERS

       8.1    TAX ALLOCATION AND INDEMNIFICATION.

              (a) Orbital shall be solely responsible for, shall pay and shall indemnify the Purchaser and hold the Purchaser (the Purchaser, and Orbital and OrbNav with respect to Section 8.1(c), a "Tax Indemnitee") harmless from any Losses resulting from, arising out of, or relating to, any Liability (i) of the Company for any and all OrbNav Taxes and (ii) of any and all Taxes relating to any breach of any representation or warranty contained in Section 3.19 hereof. A payment made by Orbital pursuant to this Section 8.1, shall be referred to herein as a "Tax Indemnity Payment."

              (b) The Purchaser shall be solely responsible for, shall pay, and shall indemnify Orbital and OrbNav and hold Orbital and OrbNav harmless from any Losses resulting from, arising out of, or relating to, any Liability for any and all Taxes of the Company with respect to OrbNav's Membership Interest relating to (i) any Post-Closing Tax Period and (ii) the portion of the Taxes with respect to OrbNav's Membership Interest for any Straddle Period which are allocable to the period after the Closing Date, except to the extent any such Taxes described in this Section 8.1(b) would not have been incurred but for a breach referred to in Section 8.1(a)(ii).

       8.2    SURVIVAL. All obligations, covenants and agreements under this
Section 8 shall survive the Closing hereunder and continue until 30 days following the expiration (taking into account any waiver, extension or mitigation thereof) of the applicable statute of limitations on assessment of the relevant Tax.

       8.3 EXCLUSIVE REMEDY. Notwithstanding anything to the contrary in this Agreement, an alleged claim for indemnification under this Section 8 (such claim, a "Tax Claim"), will be governed exclusively by this Section 8, together with the applicable provisions of Sections 9 and 10.

       8.4 CONTESTS. (a) If any claim for Tax with respect to OrbNav's Membership Interest is asserted in a Contest (as defined below) against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee by Orbital or OrbNav pursuant to this Section 8 then the following provisions of this Section 8.4(a) will apply to the handling of such claim. For purposes of this Agreement, "Contest" means any audit, court proceeding or other dispute with respect to any Tax matter that affects OrbNav's Membership Interest in the Company or any other Tax Indemnitee. Unless the Purchaser has previously received written notice from Orbital and OrbNav of the existence of such Contest, the Purchaser shall give written notice to Orbital and OrbNav of the existence of any Contest relating to a Tax matter that is or may be Orbital's or OrbNav's responsibility under this Section 8 as soon as practicable after the receipt by the Purchaser of any written notice of such Contest, but in no event later than 15 days prior to the time that a written response to the written notice is required, unless such written notice is received and a written response is due in less than 15 days, in which case the Purchaser shall give written notice to Orbital and OrbNav as soon as practicable. If the Purchaser fails to comply with the foregoing sentence, Orbital or OrbNav, as the case may be, shall not be liable to the Purchaser to the extent that Orbital's or OrbNav's position is actually prejudiced as a result thereof. Orbital and OrbNav shall, at their election, have the right to represent the interests of the Company in any Contest relating to a Tax matter for which Orbital or OrbNav may be required to make a Tax Indemnity Payment, to employ counsel of Orbital's and OrbNav's choice at the expense of Orbital and OrbNav and to control the conduct of such Contest, including settlement or other disposition thereof, provided, however, that Orbital and OrbNav will keep the Purchaser informed of the progress and disposition of the Contest and no settlement or compromise of issues will be made without the Purchaser's written consent, which consent shall not be unreasonably withheld and provided, further, that to the extent such Contest could adversely affect the Purchaser's Tax Liability (after taking into account any required Tax Indemnity Payment), the Purchaser will have the right to control the conduct of the Contest at its expense, and in which case no settlement or compromise of issues will be made without Orbital's and OrbNav's written consent, which consent shall not be unreasonably withheld. The Purchaser shall handle any Tax Claim relating to any Tax period of the Company included in a Pre-Closing Tax Period which Orbital and OrbNav elect in writing not to control, and the Purchaser shall be entitled to defend, compromise or settle such Tax Claim in its sole discretion.

              (b) With respect to any Straddle Period, the Purchaser shall control, and Orbital and OrbNav, at their own expense, shall have the right to participate in, the defense and settlement of any Contest and each party shall cooperate with the other party and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Purchaser will keep Orbital and OrbNav informed of the progress and disposition of the Contest and provided, further, that to the extent such Contest could adversely affect Orbital's or OrbNav's Tax Liability (after taking into account any required Tax Indemnity Payment), Orbital and/or OrbNav will have the right to participate in the conduct of the Contest, and no settlement or compromise of issues will be made without Orbital's and OrbNav's written consent, which consent shall not be unreasonably withheld.

              (c) With respect to any Tax Claim in a Contest against any Tax Indemnitee that would result in the indemnification of Orbital or OrbNav by the Purchaser pursuant to Section 8.1(b), then the following provisions of this
Section 8.4(c) will apply to the handling of such claim. Unless Orbital and OrbNav has previously received written notice from the Purchaser of the existence of such Contest, the Purchaser shall give written notice to Orbital and OrbNav of the existence of any Contest relating to a Tax matter that is or may be the Purchaser's responsibility under Section 8.1(b) as soon as practicable after the receipt by the Purchaser of any written notice of such Contest. The Purchaser shall control, defend and settle any such Contest.

              (d) If, after good faith negotiations, either party reasonably withholds its consent where consent is required pursuant to this Section 8.4 or the parties cannot agree to the settlement or compromise of issues under this
Section 8.4, then the Tax matter requiring such consent, settlement or compromise will be referred to an independent accounting firm mutually agreeable to the parties. Such accounting firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the accounting firm will be conclusive and binding on all parties of this Agreement. All fees and expenses of the accounting firm in connection with such referral shall be shares equally by the parties affected by the matter.

              (e) Each party shall, at no cost to the other party, cooperate with the other party hereto and the other's Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees

(without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

       8.5 ASSISTANCE AND COOPERATION. After the Closing, Orbital, OrbNav, and the Purchaser shall cooperate (and cause their Affiliates and agents to cooperate) with each other and with each other's Representatives in connection with Tax matters relating to the Company, including (i) providing the basis of the Company in its assets as of December 31, 2000, (ii) preparation and filing of Tax Returns with respect to OrbNav's Membership Interest, (iii) determining the liability and amount of any Taxes due with respect to OrbNav's Membership Interest, the right to and amount of any refund of Taxes with respect to OrbNav's Membership Interest, and the liability and amount of any Tax benefit payments with respect to OrbNav's Membership Interest, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each party shall (i) retain all Tax Returns with respect to OrbNav's Membership Interest, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such Tax period and until the final determination of any payments that may be required with respect to such Tax period under this Agreement and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such Tax Returns, records and documents and, if the other parties so request, (x) the Purchaser or (y) Orbital or OrbNav, as the case may be, shall allow the other party to take possession of such Tax Returns, records and documents. Each of the parties shall also make available to the other parties, as reasonably requested and to the extent available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes with respect to OrbNav's Membership Interest.

       8.6 TAX SHARING AGREEMENTS. Any Tax sharing agreement, Tax allocation agreement or Tax indemnification agreement between (x) Orbital or OrbNav and (y) the Company is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), and nothing shall be paid in respect of any amounts owing under such agreements as of such date and all rights and obligations of the Company with respect to Taxes shall be as provided herein.

       8.7 TREATMENT OF TAX INDEMNITY PAYMENTS. The parties, (x) the Purchaser and (y) Orbital or OrbNav, shall, to the extent permitted by applicable law, treat any payments made pursuant to this Section 8 as adjustments to the purchase price. To the extent that any such payment is not permitted to be treated as an adjustment to the purchase price, the amount of such payment shall be increased by the amount of any actual additional Tax cost incurred as a result of the receipt of such payment. Any Tax benefit actually received by the recipient of such payment as a result of its payment of the Tax to which such indemnity payment relates shall either reduce the amount of such indemnity payment or otherwise be paid by the recipient to the payor of such indemnity.

       8.8 TAX RETURNS. The Purchaser shall be responsible for preparing and filing (or shall be responsible for causing the preparing and filing) all necessary foreign, federal, state and local income tax returns for the Company for the year ended December 31, 2001. No later than June 15, 2002, the Purchaser shall prepare and mail (or cause to be prepared and mailed) to Orbital and OrbNav Form 1065 (Schedule K-1) with respect to the Pre-Closing Tax Period.

SECTION 9.    ADDITIONAL AGREEMENTS.

       9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) three (3) years after the Closing Date; provided that the representations, warranties and covenants set forth in Section
3.19 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). No investigation or waiver made by any of the parties hereto shall in any way limit the representations and warranties of the parties. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received on a timely basis by the other party prior to the expiration of the applicable survival period provided herein.

       9.2    INDEMNIFICATION.

              (a) General Indemnity by Orbital and OrbNav. Orbital and OrbNav shall indemnify, save and hold harmless the Purchaser from and against any and all Losses, incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty made by Orbital or OrbNav in this Agreement or
(ii) any breach or non-fulfillment of any covenant or agreement made by Orbital or OrbNav in this Agreement.

              The term "Losses" is not limited to matters asserted by third parties against an Indemnified Party (as hereinafter defined), but includes Losses incurred or sustained by the Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

              (b) General Indemnity By the Purchaser. The Purchaser hereby agrees to indemnify, save and hold harmless Orbital and OrbNav from and against any and all Losses arising out of (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by the Purchaser in this Agreement; and (ii) any breach or non-fulfillment of any covenant or agreement made by the Purchaser in this Agreement.

              (c) Procedure for Making Claims between Parties. If a claim (a "Claim") for Losses is to be made by any party seeking indemnification (each an "Indemnified Party" and collectively, the "Indemnified Parties"), such Indemnified Party shall give written notice (the

"Claim Notice") to any party from whom such indemnification may be sought (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 9.2. Failure to submit any such notice of claim to any Indemnifying Party shall not relieve such Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be deemed to have accepted the Claim Notice and to have agreed to pay the Losses at issue if such Indemnifying Party does not send a notice of dispute to the Indemnified Party within forty-five
(45) calendar days after receiving the Claim Notice, and in such case payment procedures shall be as set forth in Section 9.2(c)(ii) below. In the case of a disputed Claim, the parties shall follow the procedures set forth in Section 9.2(c)(i) below.

                     (i) If the Indemnifying Party disputes the validity, amount or calculation of any Claim, the following procedures shall be followed with respect to such Claim:

                            (A)    The Indemnifying Party shall give written
notice of such dispute to the Indemnified Party, within 45 days after the delivery of the Claim Notice to the Indemnifying Party.

                            (B)    If the Indemnifying Party and the Indemnified
Party reach an agreement with respect to the proper determination of the Claim, the parties shall follow the procedures set forth in Section 9.2(c)(ii) below.

                            (C)    If the Indemnifying Party and the Indemnified
Party are unable to reach agreement with respect to the proper determination of the Claim within 60 days after delivery by Indemnifying Party of its response to the Claim Notice, each of the parties agrees that such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 10.13 hereof. Following the issuance of the decision from such dispute resolution procedure, the parties shall follow the procedures set forth in Section 9.2(c)(ii) below.

                     (ii) If the Indemnifying Party does not dispute the validity, amount and calculation of a Claim or any dispute regarding such Claim has been resolved pursuant to the procedures set forth in Section 9.2(c)(i) above, the following procedures shall be followed:

                            (A)    If the Indemnifying Party is Orbital, the
Indemnified Party shall indicate in writing (a "Payment Notice") whether payment will be sought either directly from Orbital or from the Orbital Escrow Account (as defined in the Escrow Agreement).

                                   (1)    If the Payment Notice indicates that
Orbital is to pay such Claim, then Orbital will, within 10 business days of receiving such Payment Notice, either make such payment or provide written notice to the Indemnified Party indicating that Orbital has made a good faith determination, as certified in writing by an executive officer of the Company, that Orbital is financially unable to make such payment in such amount or within such period, as the case may be, in which case the Indemnified Party may either notify Orbital that it will extend the period for payment or seek payment from the Orbital Escrow Account as set forth in Section 9.2(c)(ii)(A)(3) below.

                                   (2)    If the Payment Notice indicates that
payment for such Claim is to come from the Orbital Escrow Account or the Indemnified Party seeks payment from the Orbital Escrow Account pursuant to
Section 9.2(c)(ii)(A)(1) above, Orbital and T Parent shall prepare a final instruction (a "Final Instruction") to the Escrow Agent indicating the amount of funds to be disbursed from the Orbital Escrow Account and the Person to whom such funds should be disbursed. The Escrow Agent shall be entitled to act in accordance with such decision and disburse the applicable Escrow Fund in accordance therewith.

                                   (3)    Notwithstanding the foregoing
procedures of this Section 9.2(c)(ii), if payment for any Claim is sought from the Orbital Escrow Account, and sufficient funds are not available from the Orbital Escrow Account to satisfy such Claim, to the extent such Claim exceeds the funds available in the Orbital Escrow Account, the Indemnified Party shall provide written notice of such deficiency to Orbital and Orbital shall pay such amount within 10 business days of receiving such notice.

                            (B)    If the Indemnifying Party is not Orbital,
payment shall be made within 45 days of receipt of the Claim Notice, if the Claim was undisputed, or within 10 business days of the resolution of the dispute, which shall occur pursuant to the procedures set forth in Section 9.2(c)(i) above.

              (d) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party, as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, the failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that any Indemnifying Party demonstrates it was prejudiced by such failure. After such notice, if the Indemnifying Party shall send a written acknowledgment to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party, shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both any Indemnifying Party and any Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the notice of claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnified Party's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment, subject to any limitation set forth herein.

              (e)    Limitation on Losses.

                     (i) Except with respect to claims based on fraud or intentional misrepresentation, with respect to claims for indemnification under Sections 8 and 9.2(a) of this Agreement and Article X and Sections 11.2(a)(i), 11.2(a)(ii) and 11.2(b) of the Merger Agreement:

                            (A)    Orbital shall not be liable for Losses in
excess of (w) $35 million, for claims made on or before the first anniversary of the Closing Date, (x) $28 million, for claims made after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date,
(y) $14 million for claims made after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date and (z) $2 million per year for claims with respect to Section 3.19 and Section 8 hereof made after the third anniversary of the closing Date and on or before the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

                            (B)    Orbital shall not be liable unless the
aggregate amount of such Losses (with losses with respect to Taxes as adjusted pursuant to Section 8.12(b)) exceeds $250,000, in which case, the Purchaser shall be entitled to indemnification with respect to such full $250,000 amount and all amounts in excess of such $250,000 amount. This Section 9.2(e)(i)(B) will continue to apply with respect to Section 3.19 and Section 8 claims made after the third anniversary of the Closing Date and on or before the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

                     (ii) Except with respect to claims based on fraud or intentional misrepresentation, with respect to claims for indemnification under
Section 9.2(b) of this Agreement and Section 11.2(c)(i) of the Merger Agreement:

                            (A)    The Purchaser shall not be liable for Losses
in excess of (x) $35 million, for claims made on or before the first anniversary of the Closing Date, (y) $28 million, for claims made after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, and (z) $14 million for claims made after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date; and

                            (B)    The Purchaser shall not be liable unless the
aggregate amount of such Losses exceeds $250,000, in which case, Orbital shall be entitled to indemnification with respect to such full $250,000 amount and all amounts in excess of such $250,000 amount.

       9.3    BOOKS AND RECORDS; TAX MATTERS.

              (a) The Purchaser agrees that so long as any books, records and files relating to the Business, assets or operations of the Purchaser, to the extent that they pertain to the operations of the Company, remain in existence and available, Orbital and OrbNav (at their expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

              (b) The Purchaser covenants and agrees that in the event it receives any notice or inquiry from the Internal Revenue Service with respect to the characterization of any payments made under this Agreement the Purchaser will give prompt written notice to Orbital and OrbNav concerning such notice or inquiry. The Purchaser agrees to report the consideration delivered under this Agreement in a manner consistent with the terms hereof.

              (c)    Post-Closing Statement.

                     (i) Within sixty (60) days after the Closing Date, the Purchaser will prepare and deliver to Orbital, a proposed closing statement (the "Closing Statement") setting forth the financial statements of the Company as of the Closing Date.

                     (ii) Within fifteen (15) days after the delivery by the Purchaser of the Closing Statement, Orbital and its accountants shall have the right to review the Closing Statement and the calculations included therein. If Orbital objects to the manner in which the Closing Statement has been prepared, Orbital shall deliver written notice (the "Dispute Notice") to the Purchaser setting forth in reasonable detail a description of the basis of their objection and the adjustments to the Closing Statement that Orbital believes should be made.

                     (iii) Within fifteen (15) days after the Purchaser's receipt of the Dispute Notice, the Purchaser, its Representatives and accountants shall review the Dispute Notice and deliver a written response to Orbital (the "Response") indicating whether and the extent to which the Purchaser agrees or disagrees with the objections set forth in the Dispute Notice.

                     (iv) During a period of fifteen (15) days after Orbital's receipt of the Response, Orbital and the Purchaser shall attempt in good faith to resolve in writing any such disputed items, and any such resolution will be conclusive and binding upon the parties. If the parties are unable to reach an agreement with respect to any disputed item during such 15-day period, the parties shall, promptly after the expiration of such period, submit all unresolved disputes to an independent public accounting firm mutually agreeable to the parties (the "CPA Firm"). If the parties cannot agree on the selection of the independent accounting firm to act as the CPA Firm, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than fifteen (15) days after its acceptance of its appointment, the CPA Firm shall determine, only with respect to the remaining items in dispute so submitted, whether and to what extent, if any, the Closing Statement requires adjustment. The parties shall instruct the CPA Firm to deliver its written report as to the resolution of all disputes no later than fifteen (15) days after the disputes are submitted to the CPA Firm. Orbital and the Purchaser shall make available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The CPA Firm shall have exclusive jurisdiction over, and resort to the CPA Firm as provided in this paragraph (d) shall be the sole recourse and remedy of the parties against one another or any other person with respect to, any disputes arising out of or relating to the Closing Statement; and the CPA Firm's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.

                     (v) Orbital and the Purchaser shall bear the fees and expenses of their respective accountants and other Representatives. The fees and expenses of the CPA Firm shall be borne equally by (x) Orbital and (y) the Purchaser.

                     (vi) The "Final Closing Statement" shall be (A) the Closing Statement, if (x) no Dispute Notice is delivered to the Purchaser in the 15-day period referred to in paragraph (ii) above, or (y) Orbital and the Purchaser so agree; (B) the Closing Statement, as adjusted in accordance with the Dispute Notice, if the Purchaser agrees with the Dispute Notice or fails to respond to the Dispute Notice within the 15-day period referred to in paragraph
(iii) above; or (C) the Closing Statement, as adjusted by either (x) the mutual agreement of Orbital and the Purchaser or (y) the CPA Firm.

       9.4    NON-COMPETE; NON-SOLICITATION.

              (a) In consideration of the benefits to Orbital and OrbNav hereunder and in order to induce the Purchaser to enter into this Agreement, Orbital and OrbNav hereby covenants and agrees that for a period of three (3) years after the Closing Date, Orbital and OrbNav shall not directly or indirectly (i) as a proprietor, partner, stockholder, joint venturer, investor, lender or in any other capacity own, engage in, conduct, manage, operate or control, or participate in, be associated with or be connected in any manner whatsoever in the ownership, management, operation or control of, any business which, directly or indirectly, engages in the same Business as the Company (or any business which is substantially similar to the Business of the Company) as currently conducted by the Company or as conducted at any time during the preceding five-year period; or (ii) recruit, solicit, encourage, entice or induce any Person who is then an employee, customer or otherwise has a business relationship with the Business of the Company to terminate his or her relationship with the Company.

              Nothing herein shall limit the right of Orbital, OrbNav or any of their Affiliates to own less than five (5%) percent of the voting securities of any company having securities registered under the Securities Exchange Act of 1934, as amended.

              (b) The parties hereto agree that the duration, area and scope that the covenants not-to-compete and not-to-solicit set forth in subsection (a) of this Section 9.4 are designed to ensure such covenants effectively and adequately protect the Business of the Company and are essential elements of this Agreement. The Purchaser, the Company, Orbital and OrbNav have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the Business of the Company.

              (c) In the event that any court determines that the duration, area or scope of the covenants not-to-compete and not-to-solicit set forth in subsection (a) of this Section 9.4 are unreasonable and that any covenant is to that extent unenforceable, the parties hereto agree that such restriction shall remain in full force and effect for the greatest duration and in the greatest area and scope that would not render it unenforceable. The parties intend that each covenant shall be deemed to be a series of separate covenants, one for each of the jurisdictions where these covenants are intended to be effective.

              (d) Orbital and OrbNav acknowledge and agree that, if either breaches any provision of this Section 9.4, any remedy at law would be inadequate and that the Purchaser, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, injunctive and other equitable relief in the form of preliminary and permanent injunctions (without bond or other security) upon any breach of any such covenant to prevent or restrain a breach of this Section 9.4 or to enforce the provisions of this Section 9.4.

SECTION 10.   MISCELLANEOUS.

       10.1   TERMINATION.

              (a) This Agreement shall be terminated and the Purchase abandoned at any time prior to the Closing as follows:

                     (i) By the mutual written consent of Orbital, OrbNav and the Purchaser;

                     (ii) By Orbital or OrbNav (provided that Orbital and OrbNav are not otherwise in material breach of this Agreement) if there is a material breach of any representation or warranty set forth in Section 4 hereof or any material covenant or agreement to be complied with or performed by the Purchaser pursuant to the terms of this Agreement, which breach shall not have been cured within five business days after notice thereof has been given to the Purchaser;

                     (iii) By the Purchaser (provided that the Purchaser are not otherwise in material breach of this Agreement) if there is a material breach of any representation or warranty set forth in Sections 2 or 3 hereof or of any material covenant or agreement to be complied with or performed by Orbital or OrbNav pursuant to the terms of this Agreement, which breach shall not have been cured within five business days after notice thereof has been given to Orbital or OrbNav;

                     (iv) By any of the parties, if the Closing Date shall not have occurred by September 30, 2001.

              (b)    In the event of termination of this Agreement:

                     (i) The provisions of the Confidentiality Agreement and the provisions of this Section 10 shall continue in full force and effect; and

                     (ii) No party hereto shall have any further obligation to any other party to this Agreement, provided, however, that termination shall not relieve the breaching or defaulting party from any liability to the other party for such breach or default. Notwithstanding the foregoing, no party hereto shall be liable for consequential or punitive damages in connection with such termination.

       10.2   EXPENSES.

              Except as otherwise provided in this Agreement, each of Orbital, OrbNav, and the Purchaser shall be liable for its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby; provided, however, that Orbital shall pay all legal, accounting and investment banking and other fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

       10.3   NOTICES.

              All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

              (i)    if to Orbital or OrbNav:

                     Orbital Sciences Corporation
                     21700 Atlantic Boulevard
                     Dulles, VA 20166
                     Telecopy: (703) 406-5517
                     Attn.:  General Counsel

              with a copy (which shall not constitute notice) to:

                     Hogan & Hartson L.L.P.
                     555 Thirteenth Street, N.W.
                     Washington, DC  20004
                     Telecopy: (202) 637-5910
                     Attn.:  James E. Showen, Esq.

              (ii)   if to the Purchaser:

                     Thales S.A.
                     173, boulevard Haussmann
                     75415 Paris, France
                     Telecopy: 33.1.53.77.84.77
                     Attn.:  Patricia Goupil and Thomas Got

                     and

                     Thales, Inc.
                     99 Canal Center Plaza
                     Suite 450
                     Alexandria, VA  22314
                     Telecopy: (703) 836-2967
                     Attn.:  President and General Counsel

              with a copy (which shall not constitute notice) to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     1001 Pennsylvania Avenue, N.W.
                     Washington, D.C.  20004
                     Telecopy: (202) 639-7003
                     Attn.:  Andrew P. Varney


or to such other place and with such other copies as any of the parties may designate as to itself by written notice to the others.

       10.4   WAIVER.

              No waiver by any party of any failure or refusal of any other party to comply with its obligations under this Agreement shall be deemed a waiver of any other provision hereof (whether or not similar) or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. No such waiver shall constitute a continuing waiver unless otherwise expressly provided.

       10.5   BINDING EFFECT.

              This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

       10.6   ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.

              This Agreement, together with all exhibits and schedules hereto and other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, commitments, negotiations, discussions or understandings, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be valid or binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

       10.7   INVALIDITY.

              In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       10.8   CHOICE OF LAW.

              This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

       10.9   COUNTERPARTS.

              This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       10.10  ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

              Neither this Agreement nor any of the rights or obligations hereunder may be assigned prior to the Closing (i) by the Purchaser without the prior written consent of Orbital and OrbNav, or (ii) by Orbital or OrbNav without the prior written consent of the Purchaser, and any such purported or attempted assignment shall be null and void ab initio and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and in re to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns any legal or equitable rights hereunder. Notwithstanding the foregoing, the Purchaser may assign this Agreement, and other rights, privileges, duties and obligations hereunder to any Affiliate of the Purchaser, which is wholly or substantially owned directly or indirectly by the Purchaser so long as such assignment does not in any way materially delay or otherwise materially adversely impact the ability of the parties hereto to effect the transactions contemplated hereby.

       10.11 PUBLICITY. No party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof, except as required by law or on advice of counsel (in which case, the party making such announcement or issuing such press release will provide each other party with a copy of any said written statement or announcement that it proposes to make prior to making such announcement and will consult with the other parties with respect thereto).

       10.12  PARTIES NOT PARTNERS.

              Nothing in this Agreement shall be deemed to constitute either Orbital, OrbNav or the Purchaser as the agent of the others or create a partnership or joint venture between the parties, and none of Orbital, OrbNav or Purchaser shall have power to bind the others or to contract in the name of or create a liability against the others in any matter whatsoever.

       10.13  DISPUTES.

              (a) Amicable Settlement. Each of the parties agrees to use diligent, good faith efforts to settle amicably any dispute which arises out of or in connection with this Agreement. Whenever a dispute arises, other than under Section 9 hereof in which case the Procedures described therein shall control, any of the parties may serve written notice upon the other parties stating that a dispute has arisen and containing a brief statement describing the nature of the dispute. Any of Orbital, OrbNav, or the Purchaser, as applicable, shall communicate such notice to its President (individually, the "Designated Executive Officer" and together with the Presidents of the other parties, the "Designated Executive Officers") with the request that the Designated Executive Officers negotiate a settlement of any such dispute. For such purpose, the Designated Executive Officers may have access to the personnel of the other parties to assist in resolving the dispute. Any settlement accepted by all the parties in accordance with this Section

10.13 shall be binding on the parties for all purposes. If the Designated Executive Officers are unable to resolve any such dispute within twenty (20) days of its having been referred to them hereunder, the arbitration provisions of Section 10.13(b) shall apply.

              (b) Composition of the Arbitration Tribunal. Any dispute among the parties arising out of or in connection with this Agreement which they are unable to resolve amicably in accordance with the provisions of Sections 9.2(c) or 10.13(a) shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") then in effect (the "Rules").

The arbitration tribunal will be composed of three arbitrators appointed in accordance with the Rules. The arbitration panel shall decide the dispute in accordance with applicable law and not act as "amiables compositeurs." Unless otherwise agreed among the parties in writing, the arbitration shall take place in New York, New York. The language of the arbitration shall be English.

       10.14  INTERPRETATION PROVISIONS.

              (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

              (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto through the relevant date.

              (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

              (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

              (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

              (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

SECTION 11.   CERTAIN DEFINITIONS.

              As used herein, the terms below shall have the following meanings:

              "Action" means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding or investigation.

              "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person; means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

              "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under any similar provision of state, local or foreign law.

              "Agreement" means this Purchase Agreement, including the Schedules hereto, dated as of May 25, 2001, by and among Orbital, OrbNav and the Purchaser, and all amendments hereto made in accordance with Section 10.6.

              "Amendment" means the Amendment dated as of the Closing Date to the Limited Liability Company Agreement of Navigations Solutions, LLC, dated as of June 16, 1999 (the "Operating Agreement").

              "Assets" means with respect to any Person, all of its right, title and interest in and to its properties, assets and rights of any kind, whether tangible or intangible, real or personal.

              "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

              "Books and Records" means, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to its Assets or Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to its Assets or Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in its Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by such Person or its respective Affiliates.

              "Business" means, with respect to any Person, the business of such Person as conducted on the date hereof.

              "Business Day" or "business day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the United States or France.

              "CFIUS" means the Committee on Foreign Investment in the United States, an interagency committee chaired by a representative of the United States Secretary of the Treasury.

              "Code" means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

              "Company Financial Statements" means audited consolidated financial statements of the Company as of, and for the twelve months ended, December 31, 2000 and December 31, 1999.

              "Company Material Adverse Change" or "Company Material Adverse Effect" means any change, effect or event that, individually or when taken together with other changes, effects or events, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations, assets, liabilities or operations of the Company, except for adverse changes, effects or events caused by (i) changes in the economy generally or in the market for consumer or industrial global positioning systems generally and not specifically relating to the Company, (ii) the payment by the Company of reasonable out of pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses incurred in connection with the transactions contemplated by this Agreement), or the payment of any amounts due to, or the provision of any other benefits (including the benefits relating to the acceleration of stock options) to any officers or employees under employment contracts, employee benefit plans or severance arrangements in existence on the date of this Agreement, and (iii) any change in GAAP or applicable Laws or Regulations.

              "Company Proprietary Property" means all Proprietary Rights which are used or are proposed to be used in connection with the conduct of the business of the Company as currently conducted.

              "Confidentiality Agreement" means that certain Confidential Disclosure Agreement dated December 7, 2000 by and among Orbital, Magellan, and the Purchaser.

              "Consents" means, with respect to any Person, any and all licenses, permits, franchises, approvals, authorizations, novations, consents or waivers from third parties (including governmental authorities and parties to such Person's Contracts) that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary in order that the Purchaser can hold the Membership Interest after the Closing in substantially the same manner as it was held by OrbNav before the Closing.

              "Contracts" means, with respect to any Person, all agreements, contracts, leases, purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations, commitments or other binding arrangements to which such Person is a party or by which such Person or any of its Assets are bound or affected, whether written or oral.

              "Court Order" means, with respect to any Person, any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on such Person or its property under applicable law.

              "Default" with respect to any Person means (a) a breach of or default under any Contract of such Person, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any such Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any such Contract.

              "Employee" means each current, or retired employee, officer (including any acting officer), consultant, independent contractor, agent or director of the Company.

              "Employee Contract" or "Employment Contract" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract with the Company, insofar as any such Employee performs services for the Company pursuant to which the Company has or may have any liability contingent or otherwise.

              "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

              "Environmental Conditions" means, with respect to any Person, the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which such Person, has or may become liable to any other Person or by reason of which any of its Assets may suffer or be subjected to any Encumbrance.

              "Environmental Laws" means all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated and proposed thereunder.

              "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

              "Exon-Florio Provision" means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

              "Fixtures and Equipment" means, with respect to any Person, all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefor or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned by such Person, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors.

              "FOCI" means Foreign Ownership Control and Influence, as addressed in the National Industrial Security Program Operating Manual ("NISPOM"), DoD 5220.22-M.

              "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

              "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

              "IRS" means the U.S. Internal Revenue Service.

              "Inventory" means, with respect to any Person, all merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

              "Law" or "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; export control; and environmental protection, including Environmental Laws).

              "Liabilities" means, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

              "Losses" means, collectively, any and all out of pocket costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including but not limited to interest, penalties, costs of mitigation, losses in connection with any Environmental Laws (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits.

              "OrbNav Taxes" means (i) all Taxes with respect to OrbNav's Membership Interest arising in the Pre-Closing Tax Period and the portion of the Taxes with respect to OrbNav's Membership Interest for any Straddle Period allocable to the period up to and including the Closing Date.

              "Permits" means all licenses, permits, franchises, approvals or authorizations of any governmental authority, whether foreign, federal, state or local.

              "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

              "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

               "Post-Closing Tax Return" means any Tax Return that is required to be filed by the Company with respect to a Post-Closing Tax Period.

               "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

              "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to the Company with respect to a Pre-Closing Tax Period.

              "Proprietary Rights" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software in whatever form (including data and related documentation), (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (h) all licenses, sublicenses, permissions or Contracts in connection with any of the foregoing.

              "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

              "Related Party" means as to any Person, any of such Person's officers and directors, any Affiliate thereof or the respective officers and directors of any such Affiliate, or any other Person in which any of the foregoing Persons have any direct or material indirect interest.

              "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

              "Representative" means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

              "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

              "Straddle Return" means a Tax Return for a Straddle Period.

              "Subsidiary" means, with respect to any Person, (A) any corporation in an unbroken chain of corporations beginning with such Person if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (B) any partnership in which such Person is a general partner; (C) any partnership in which such Person possesses a 50% or greater interest in the total capital or total income of such partnership; (D) in any limited liability company, joint venture, association or other entity in which such Person possesses a direct or indirect 50 percent or greater equity interest.

              "Tax Return" means any report, return, document, declaration, claim for refund or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto, information returns, any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, claim for refund or other information including any amendment thereto.

              "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security (or similar), retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, employment, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, value-added, disability, alternative or add-on minimum, estimated and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, whether disputed or not, or with respect to, any such taxes, charges, fees, levies or other assessments.

              "To the best knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters (i) which are actually known (x) by Orbital's executive officers, Michael Griffin, Roger A. Stevens, Ray F. Mathis and James Wright, in the case of Orbital, OrbNav or the Company, or (y) by its executive officers, including but not limited to Rod Manning, Bill Diaz and David Brandies in the case of the Purchaser, or (ii) which, based on facts of which such Person is aware, would be known to a reasonable Person in similar circumstances.

                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                               ORBITAL SCIENCES CORPORATION



                               By:
                                    ----------------------------------------
                                    Name:
                                    Title:



                               ORBITAL NAVIGATION CORPORATION



                               By:
                                    ----------------------------------------
                                    Name:
                                    Title:



                               THALES NORTH AMERICA INC.




                               By:
                                    ----------------------------------------
                                    Name:
                                    Title:

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----



SECTION 1.        AUTHORIZATION; PURCHASE AND SALE OF THE MEMBERSHIP INTEREST......2
        1.1    Authorization.......................................................2
        1.2    Sale of the Membership Interest.....................................2
        1.3    Closing.............................................................2
        1.4    Withholding Rights..................................................2
        1.5    Amendment to Operating Agreement....................................2

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF ORBITAL AND ORBNAV.............2
        2.1    Organization and Standing...........................................3
        2.2    Authorization; Binding Obligation...................................3
        2.3    No Consents.........................................................3
        2.4    Non-Contravention...................................................3
        2.5    Litigation..........................................................4
        2.6    Ownership of Membership Interest....................................4
        2.7    Full Disclosure.....................................................4

SECTION 3.        ORBITAL'S AND ORBNAV'S REPRESENTATIONS AND WARRANTIES
                  REGARDING THE COMPANY. ..........................................4
        3.1    Organization of the Company.........................................4
        3.2    Capitalization of the Company.......................................5
        3.3    Officers and Managers...............................................5
        3.4    Bank Accounts.......................................................5
        3.5    No Subsidiaries, Etc................................................5
        3.6    Absence of Certain Changes or Events................................5
        3.7    Title to Assets.....................................................7
        3.8    Sufficiency of Assets...............................................7
        3.9    Fixtures and Equipment..............................................8
        3.10   Contracts...........................................................8
        3.11   No Conflict or Violation; Consents..................................10
        3.12   Permits.............................................................10
        3.13   Financial Statements; Books and Records.............................10
        3.14   Liabilities.........................................................11
        3.15   Litigation..........................................................11
        3.16   Labor and Employment Matters........................................12
        3.17   Transactions with Related Parties...................................12
        3.18   Compliance with Law.................................................12
        3.19   Tax Matters.........................................................13

        3.20   Insurance...........................................................14
        3.21   Purchase Commitments and Outstanding Bids...........................15
        3.22   Payments............................................................15
        3.23   Customers and Suppliers.............................................15
        3.24   Intellectual Property...............................................16
        3.25   Environmental Matters...............................................17
        3.26   Brokers; Transaction Costs..........................................18
        3.27   Governmental Contracts..............................................18
        3.28   Disclaimer of Additional and Implied Warranties.....................19

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................19
        4.1    Organization and Standing...........................................19
        4.2    Authorization.......................................................19
        4.3    Officers and Directors..............................................19
        4.4    Non-Contravention...................................................20
        4.5    No Consents.........................................................20
        4.6    Financing...........................................................20
        4.7    Investment Intent...................................................20
        4.8    Registration or Exemption Requirements..............................20
        4.9    No Material Impairment..............................................21
        4.10   Brokers and Finders.................................................21
        4.11   Litigation..........................................................21
        4.12   Disclaimer of Additional and Implied Warranties.....................21

SECTION 5.        ACTIONS PRIOR TO THE CLOSING.....................................21
        5.1    Conduct of Business of the Company..................................21
        5.2    Investigation.......................................................23
        5.3    Notification of Certain Matters.....................................24
        5.4    Restrictions on Certain Transactions................................24
        5.5    Approval of Hertz...................................................24
        5.6    Further Assurances..................................................24
        5.7    Antitrust and Exon-Florio Provision.................................25

SECTION 6.        CONDITIONS TO CLOSING............................................26
        6.1    Conditions to Obligations of All Parties............................26
        6.2    Conditions to the Obligations of the Purchaser......................27
        6.3    Conditions to Obligations of Orbital and OrbNav.....................28

SECTION 7.        CLOSING..........................................................29
        7.1    Deliveries by Orbital and OrbNav....................................29
        7.2    Deliveries by the Purchaser.........................................30

SECTION 8.        TAX MATTERS......................................................30
        8.1    Tax Allocation and Indemnification..................................30
        8.2    Survival............................................................31
        8.3    Exclusive Remedy....................................................31
        8.4    Contests............................................................31
        8.5    Assistance and Cooperation..........................................33
        8.6    Tax Sharing Agreements..............................................33
        8.7    Treatment of Tax Indemnity Payments.................................33
        8.8    Tax Returns.........................................................34

SECTION 9.        ADDITIONAL AGREEMENTS............................................34
        9.1    Survival of Representations, Warranties, Agreements and Covenants...34
        9.2    Indemnification.....................................................34
        9.3    Books and Records; Tax Matters......................................38
        9.4    Non-Compete; Non-Solicitation.......................................39

SECTION 10.       MISCELLANEOUS....................................................40
        10.1   Termination.........................................................40
        10.2   Expenses............................................................41
        10.3   Notices.............................................................41
        10.4   Waiver..............................................................43
        10.5   Binding Effect......................................................43
        10.6   Entire Agreement; Amendments and Waivers............................43
        10.7   Invalidity..........................................................43
        10.8   Choice of Law.......................................................43
        10.9   Counterparts........................................................43
        10.10  Assignment; No Third Party Beneficiaries............................44
        10.11  Publicity...........................................................44
        10.12  Parties Not Partners................................................44
        10.13  Disputes............................................................44
        10.14  Interpretation Provisions...........................................45

SECTION 11.       CERTAIN DEFINITIONS..............................................46


                                LIST OF EXHIBITS

EXHIBIT A     FORM OF AMENDMENT TO LLC AGREEMENT

                                                                  EXECUTION COPY






                               PURCHASE AGREEMENT

                                  BY AND AMONG

                          ORBITAL SCIENCES CORPORATION,

                         ORBITAL NAVIGATION CORPORATION

                                       AND

                            THALES NORTH AMERICA INC.








                            DATED AS OF MAY 25, 2001